As filed March 25, 2008	File No. 333-145360

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Healthy Fast Food, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	43-2092180 (I.R.S. Employer Identification No.)

1075 American Pacific, Suite C
Henderson, Nevada 89074
(702) 448-5301
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry E. Cartwright, President
Healthy Fast Food, Inc.
1075 American Pacific, Suite C
Henderson, Nevada 89074
 (702) 448-5301
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Fay M. Matsukage, Esq. Dean M. Smurthwaite, Esq. Dill Dill Carr Stonbraker & Hutchings, P.C. 455 Sherman Street, Suite 300 Denver, Colorado 80203 (303) 777-3737; (303) 777-3823 fax	Mark A. von Bergen, Esq. Jason H. Barker, Esq. Holland & Knight LLP 2300 US Bancorp Tower 111 SW Fifth Avenue Portland, Oregon 97204 (503) 243-2300; (503) 241-8014 fax

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [X] 333-145360

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer [ ] Non-accelerated filer [ ]	Accelerated filer [ ] Smaller reporting company [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-145360) is being filed pursuant to Rule 462(d) solely for the purpose of filing Exhibits 4.4 and 4.6 to such Registration Statement.  Accordingly, this Amendment consists of only the facing page, this explanatory note, Item 27 of Part II and the Exhibit Index of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.                                Exhibits

Regulation S-B Number	Exhibit
1.1	Form of Underwriting Agreement (1)
3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended Bylaws (1)
4.1	Form of common stock certificate (1)
4.2	Form of Class A warrant (included in Exhibit 4.5)
4.3	Form of Class B warrant (included in Exhibit 4.5)
4.4	Form of unit certificate
4.5	Form of Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (1)
4.6	Form of Underwriter’s Purchase Warrants
5.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. (1)
10.1	EVOS Restaurant Franchise Agreement dated December 14, 2005 (1)
10.2	Conditional Assignment of Telephone Numbers and Listings to EVOS USA, Inc. dated December 14, 2005 (1)
10.3	Collateral Assignment and Assumption of Lease to EVOS USA, Inc. dated December 14, 2005 (1)
10.4	Addendum to Franchise Agreement dated February 6, 2006 (1)
10.5	2007 Stock Option Plan, as amended (1)
10.6	Promissory Note dated October 24, 2006 to Henry E. Cartwright and Ira J. Miller as Trustee of the Miller Family Trust dated July 18, 2000 (1)
10.7	Warrant to purchase common stock issued to Ira J. Miller dated November 20, 2006 (1)
10.8	Area Representative Agreement between EVOS USA, Inc. and Healthy Fast Food, Inc. dated December 1, 2006 (1)
10.9	Territory and Development Schedule Addendum to the Area Representative Agreement effective February 26, 2007 (1)
10.10	Letter agreement with EVOS USA, Inc. dated July 10, 2007 (1)
10.11	Contract of Employment with Brad Beckstead dated July 25, 2007 (1)
10.12	Letter agreement with EVOS USA, Inc. dated July 30, 2007 (1)

Regulation S-B Number	Exhibit
10.13	Letter agreement with EVOS USA, Inc. dated February 7, 2008 (1)
16.1	Letter from Reeves, Evans, McBride & Zhang, LLP (1)
23.1	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1
23.2	Consent of Reeves, Evans, McBride & Zhang, LLP (1)
23.3	Consent of L.L. Bradford & Company, LLC (1)
24	Power of Attorney. Reference is made to the signature page of this registration statement (1)
___________________
(1)           filed previously

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on March 25, 2008.

HEALTHY FAST FOOD, INC.

By:	/s/ Henry E. Cartwright
Henry E. Cartwright, President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry E. Cartwright and Gregory R. Janson, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-1 registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Henry E. Cartwright Henry E. Cartwright	President, Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2008
/s/ Brad Beckstead Brad Beckstead	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 25, 2008
* Gregory R. Janson	Director	March 25, 2008
* Sam Dewar	Director	March 25, 2008
* Rea M. Melanson	Director	March 25, 2008
* Paul Schloss	Director	March 25, 2008

*By: /s/ Henry E. Cartwright, Attorney-in-fact

INDEX TO EXHIBITS
Regulation S-B Number	Exhibit
1.1	Form of Underwriting Agreement (1)
3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended Bylaws (1)
4.1	Form of common stock certificate (1)
4.2	Form of Class A warrant (included in Exhibit 4.5)
4.3	Form of Class B warrant (included in Exhibit 4.5)
4.4	Form of unit certificate
4.5	Form of Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (1)
4.6	Form of Underwriter’s Purchase Warrants
5.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. (1)
10.1	EVOS Restaurant Franchise Agreement dated December 14, 2005 (1)
10.2	Conditional Assignment of Telephone Numbers and Listings to EVOS USA, Inc. dated December 14, 2005 (1)
10.3	Collateral Assignment and Assumption of Lease to EVOS USA, Inc. dated December 14, 2005 (1)
10.4	Addendum to Franchise Agreement dated February 6, 2006 (1)
10.5	2007 Stock Option Plan, as amended (1)
10.6	Promissory Note dated October 24, 2006 to Henry E. Cartwright and Ira J. Miller as Trustee of the Miller Family Trust dated July 18, 2000 (1)
10.7	Warrant to purchase common stock issued to Ira J. Miller dated November 20, 2006 (1)
10.8	Area Representative Agreement between EVOS USA, Inc. and Healthy Fast Food, Inc. dated December 1, 2006 (1)
10.9	Territory and Development Schedule Addendum to the Area Representative Agreement effective February 26, 2007 (1)
10.10	Letter agreement with EVOS USA, Inc. dated July 10, 2007 (1)
10.11	Contract of Employment with Brad Beckstead dated July 25, 2007 (1)
10.12	Letter agreement with EVOS USA, Inc. dated July 30, 2007 (1)
10.13	Letter agreement with EVOS USA, Inc. dated February 7, 2008 (1)
16.1	Letter from Reeves, Evans, McBride & Zhang, LLP (1)
23.1	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1
23.2	Consent of Reeves, Evans, McBride & Zhang, LLP
23.3	Consent of L.L. Bradford & Company, LLC
24	Power of Attorney. Reference is made to the signature page of this registration statement (1)
__________________
(1)           filed previously